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Exxon Mobil Corporation – First Quarter 2021 Earnings Call

April 30, 2021, 8:30 a.m. CST

HOST: Good day, everyone, and welcome to this ExxonMobil Corporation first quarter 2021 earnings call. Today’s call is being recorded, and at this time I’d like to turn the call over to the vice president of investor relations and secretary, Mr. Stephen Littleton. Please go ahead, sir.

STEPHEN LITTLETON: Thank you, and good morning, everyone. Welcome to our first quarter earnings call. We appreciate your participation and continued interest in ExxonMobil. I am Stephen Littleton, vice president of investor relations.

I am pleased to welcome Darren Woods, chairman of the board and chief executive officer of ExxonMobil, who will be joining me for the call today. After I cover the quarterly financial and operating results, Darren will provide his perspectives on the quarterly results and how we are positioned for 2021. Following those remarks, Darren and I will be happy to address any questions.

Our comments this morning will reference the slides available on the investor section of our website. I would also like to draw your attention to the cautionary statement on Slide 2 and to the supplemental information at the end of this presentation.

I’ll now highlight developments since the fourth quarter of 2020 on the next slide. Across all three businesses, improved results reflect encouraging signs of the recovery from the pandemic as vaccinations are administered and some restrictions are lifted. In the upstream, liquids and gas realizations improved significantly versus the fourth quarter.

Production was higher, driven by lower government-mandated curtailments and higher seasonal gas demand in Europe. And as part of ongoing efforts to high grade our portfolio, we announced the sale of most of our non-operated assets in the United Kingdom central and northern North Sea. The sale price of more than $1 billion is subject to closing adjustments and has potential upside of approximately $300 million in contingent payments based on commodity prices.

In the downstream, we continue to realize improvements in the North America refining margins. However, in Europe margins remained impacted by COVID lockdowns. While we have seen improved demand for gasoline and diesel, jet demand remains impacted by global travel restrictions.

During the winter storm, our Texas refineries were able to provide power to more than 200,000 homes through our cogeneration facilities. During the quarter we announced the intent to convert both the Altona, Australia, refinery and the Slagen refinery in Norway to fuel import terminals as overall industry rationalization continues. In the quarter there were approximately 500,000 barrels of industry rationalizations announced.

In chemical, tight industry supply, shipping constraints, and strong demand resulted in global average margins improving to the top of the historic ten-year range. We were able to capture the benefits of these improved margins with strong reliability and the rapid recovery of our operations from the winter storm.

In addition, we have continued to deliver further cost-efficiencies. Across the corporation, improved prices and margins, in addition to cost reduction initiatives, resulted in increased cash flow from operations, enabling debt reduction of more than $4 billion in the quarter.

In February operations across all three businesses were impacted by Winter Storm Uri. Repairs were completed and operations fully recovered by the end of the quarter.

Finally, we established a Low Carbon Solutions business to commercialize and deploy our portfolio of emission reduction technologies. The new business will initially focus on carbon capture and storage, one of the critical technologies required to achieve net zero emissions and the climate goals outlined in the Paris Agreement.

Let’s move to Slide 4 for an overview of first quarter results. The table on the left provides a view of first quarter results relative to the prior quarter. First quarter earnings were $2.7 billion, including $31 million of identified items related to severance. Earnings, excluding identified items, were $2.8 billion, an increase of $2.7 billion versus the fourth quarter. Despite the impacts of the winter storm, which you will see called out in the table, earnings improved across all businesses, primarily due to higher prices and margins.

There was a $300 million benefit in the quarter from mark-to-market impacts on open financial derivatives for which the physical trading strategy had not closed. We expect to realize the full earnings impact of these trading strategies when they close in the future. Also, we have continued to benefit from structurally lower operating costs in all of our business lines.

On the next slides I will cover a brief summary of quarterly results. I will focus my comments on the underlying business performance, excluding identified items. Upstream earnings improved by over $1.8 billion in the first quarter with liquid realizations increasing by 42 percent and gas realizations by 33 percent. The earnings change associated with volumes was negatively impacted by mix and timing effects which offset higher production versus the prior quarter. Lower expenses, including structural efficiencies, contributed approximately $170 million in earnings.

On the next slide I will cover a brief summary of upstream volumes. Upstream volumes increased by an average of approximately 100,000 oil-equivalent barrels per day compared to the fourth quarter of 2020. Gas volumes were 12 percent higher, mainly due to seasonal gas demand and lower scheduled maintenance.

Liquids were down 3 percent with winter storm impacts and higher maintenance. Lower entitlements due to higher prices negatively impacted volumes by approximately 40,000 oil-equivalent barrels per day. Reduced government-mandated curtailments increased volumes by about 60,000 oil-equivalent barrels per day, and gas demand was higher by approximately 70,000 oil-equivalent barrels per day, mainly due to seasonal gas demand in Europe.

Guyana and Permian production were essentially flat versus the fourth quarter of 2020. However, compared to the first quarter of 2020, Permian production was approximately 20 percent higher excluding the impacts of the winter storm, an average of around 395,000 oil-equivalent barrels per day in the quarter. Guyana production increased by approximately 70 percent or 19,000 barrels per day over the same period.

Moving to Slide 7, downstream earnings improved by over $300 million in the first quarter despite the impacts of the winter storm. During the quarter, margins improved by nearly $500 million as North America product demand continued to rebound. There was almost $400 million of earnings benefit from the expense reductions in the quarter, including structural efficiencies related to maintenance optimization, logistics, and marketing. We also had unfavorable foreign exchange effects and the absence of prior period inventory impacts during the quarter. A reserve for announced terminal conversions is included in the other factor.

Moving to chemical on Slide 8. Chemical had a strong quarter, delivering over $1.4 billion in earnings, more than a $700 million improvement versus the fourth quarter. Margins improved by $500 million driven by tightly supplied polyethylene and polypropylene markets, impacted by the winter storm, where, at its peak, approximately 75 percent of U.S. polyethylene capacity was offline.

Performance product demand into packaging and durable goods was resilient through the period. During the quarter we had strong reliability, which positioned us to capture the improved margins. We continued to deliver cost reductions through turnaround and maintenance scope optimizations, contributing an additional $150 million to earnings in the quarter.

On the next slide I will summarize results versus the first quarter of 2020. Versus the first quarter of 2020, earnings increased by around $500 million. There was a total price margin improvement of about $1.3 billion driven by higher upstream prices and chemical margins as the market recovered.

This is partially offset by lower downstream margins but excludes the mark-to-market impact of unsettled derivatives which was driven by the absence of a benefit in the first quarter of 2020.

Cost reduction efforts including structural efficiencies in maintenance, supply chain optimizations, and the announced workforce reductions contributed over $1 billion of improvement to earnings.

Moving to Slide 10, I’ll provide further details on our cost savings and CapEx reductions. Excluding energy and production taxes, cash operating expenses were $9.2 billion in the first quarter, $1 billion lower than the same quarter last year. This reflects the significant structural improvements achieved in 2020 from our ongoing cost reduction initiatives.

Capital expenditures were $3.1 billion in the quarter, on track towards the lower end of our full-year guidance. This reduction of over $4 billion versus the first quarter of 2020 was enabled by the flexibility of our short cycle unconventional assets and by our ability to pace downstream and chemical projects, consistent with market conditions. As Darren will cover later, we were able to do this while preserving the long-term value of the opportunities.

Moving on to a summary of cash flow on Slide 11. Cash flow from operating activities was $9.3 billion in the quarter. Excluding working capital effects, this was up $3.2 billion from the fourth quarter of 2020, reflecting our ability to capture higher prices and margins and the results of our cost reduction efforts. We reduced debt by more than $4 billion, consistent with our capital allocation priorities. We ended the quarter with $3.5 billion of cash.

Turning to Slide 12, I will cover a few key considerations for the second quarter. In the upstream, government-mandated curtailments are expected to be in line with the first quarter. We expect lower volumes with seasonal gas demand and higher maintenance. The sale of the U.K. central and northern North Sea assets is expected to close near midyear subject to regulatory and third-party approvals.

In the downstream, we anticipate demand improvement in line with third-party forecasts with jet continuing to recover at a slower pace than gasoline and diesel. Higher scheduled maintenance and turnarounds are planned for the quarter.

In chemical, we anticipate a tight supply and demand balance with ongoing industry maintenance impacting global supply. And we have higher planned turnarounds in the quarter. Corporate and financing expenses are anticipated to be about $600 million, and we expect to further reduce debt if price and margins remain at current levels.

With that, I will now turn the call over to Darren.

DARREN WOODS: Thank you, Stephen, and good morning, everyone. It’s good to be back with you. This time last year I joined the call to discuss the challenges of COVID-19 and how we planned to respond. At that time we were early in the pandemic, but the call to action was clear. We made some tough decisions and committed to bold actions. In our fourth quarter call, I reviewed our results and success we had in meeting and, in some cases, beating those bold commitments.

We made a lot of progress over the course of a challenging year. The positive results we announce today reflect not only last year’s work but the work we started years ago, work that has positioned us to take advantage of market improvements.

Today I join the call to put that work in context. I’ll discuss the foundation for success that we’ve laid and how it will manifest in growing shareholder value, value that will further materialize as markets continue to recover and as the world transitions to a lower carbon future.

Our successful response to the unprecedented challenges of 2020 has its roots in two critical initiatives started years earlier. The first was our focus on developing an industry-leading portfolio of advantaged investments, to recapitalize our businesses, and increase capacity to generate earnings and cash. Prioritized investments in these opportunities last year are paying dividends this year and will continue to well into the future.

The second initiative, which began in 2017 and was completed in 2019, was the significant restructuring of our businesses, reducing functional silos, organizing along value chains, and consolidating competencies. This greatly reduced organizational complexity, interfaces, and overhead.

It provided a clear line of sight to the market, increased ownership for earnings at all levels, and improved the speed and quality of decision-making across the corporation.

Importantly, it helped our people better relate their work to our bottom line results. We see the benefits of this in the first quarter results. Through structural changes, we’ve permanently reduced operating expenses, capturing $3 billion in 2020 versus 2019, with further efficiencies in the first quarter and more expected through the year. In total, we expect to achieve $6 billion of annual savings by 2023 versus 2019.

At the same time, we reduced emissions, operated safely, and delivered best-ever reliability performance. Our focus in this area also paid off in the first quarter with a well-managed response to the Texas ice storms, minimizing impacts and speeding recovery.

Throughout 2020 we worked to strike a difficult balance, dramatically reducing near-term spend without compromising longer-term value. We used our balance sheet to maintain spending that was critical to shareholder value, including sustaining a strong dividend.

We also maintained our work in advancing low carbon technologies and developing projects with the potential to significantly reduce society’s emissions. This work is crucial in underpinning our long-term future and in continuing to grow shareholder value.

It also facilitated the launch of our Low Carbon Solutions business in the first quarter, a strategic business that we expect to grow with significant investments as we advance low carbon technologies. We prioritized maintenance activities, ensuring essential work was completed last year and the remainder early this year, ahead of the anticipated demand recovery.

We reduced 2020 Capex by 30 percent versus our original plan. We did this by pacing project execution and leveraging our Global Projects organization to prioritize and optimally slow projects. We are continuing to pace projects to rebuild the balance sheet and pay down debt.

In the first quarter we made significant progress. Investments are in line with our outlook for the year of $16 to $19 billion, and debt was reduced by over $4 billion.

Throughout this time we’ve never lost sight of the long-term fundamentals of our business. We knew economies would recover, populations and living standards would continue to grow, ultimately driving demand for our products and an industry recovery.

Today we are beginning to see this and are well-positioned. Thanks to our efforts over the last few years, we are a stronger company with an improving outlook. You will, of course, recognize this chart which we’ve used since our third quarter call last year. At that time we made the point that the pandemic had driven industry prices and margins to unsustainably low levels and, while hard to predict when, that margins and prices would rebound. And today we’re seeing this rebound, which is happening faster than we thought and for some sectors rising to higher levels than anticipated.

The upstream is back within the ten-year range with Brent prices improving by roughly 40 percent since the fourth quarter and natural gas up by about a third. In the downstream, margins remain well below the bottom of the ten-year range. Chemical margins, on the other hand, have swung from the bottom to the top.

One thing is for sure. These margins and prices will continue to move. We’ve based our plans on a conservative outlook and are positioning our businesses to be successful at or below the bottom of these ranges. At the same time, we’re making sure that when the upswings come, we take advantage, which is why we went to great efforts to preserve our portfolio of investments while building in flexibility. It’s also why we test each investment against a wide range of market scenarios and insist on structural advantages to generate leading returns at any price.

Today’s portfolio of opportunities is the best we’ve seen in 20 years. 90 percent of our upstream investments and resource additions over the next five years, including Guyana, Brazil, and the Permian, generate 10 percent returns at $35 a barrel or less. In Guyana we’re continuing to progress Liza Phase 2. Payara is on schedule and we’ve begun planning for the next development, Yellowtail.

The Bacalhau development, offshore Brazil, is advancing toward a Final Investment Decision. And we’re delivering greater efficiencies in the Permian, efficiencies that are driving down costs for drilling and completions, while improving recovery rates, and growing production. Based on these improvements and without additional capital, we’ve increased our 2021 outlook to between 410- and 430,000 oil-equivalent barrels a day.

The Corpus Christi chemical complex is ahead of schedule with a projected start-up in the fourth quarter. We expect to complete the project for about 25 percent less than the average cost of a Gulf Coast steam cracker. This facility is a key development in our plan to grow sales of high value performance products by 60 percent through 2027.

As we focused our activities on the highest value investments, we also worked hard to preserve the value of the projects we were pacing. As I mentioned, our Global Projects organization played a critical role in this, working closely with contractors, partners, and resource owners to find efficiencies and reduce spend.

Every project was reevaluated and tested against conditions informed by the pandemic. While all remained attractive and in our portfolio, the highest-value opportunities were given priority. Paced projects were evaluated for optimum break points, with work continuing until these were reached. You can see this in the photos which show the project status at the time the pandemic hit and when they were paused.

Working closely with contractors, our team successfully offset deferral costs with efficiencies and market savings and preserved portfolio returns of greater than 30 percent. The CapEx outlook we provided incorporates resumptions of these project activities over time as the market recovers and we make progress deleveraging.

Striking the right balance in our capital allocation priority was critical, as demonstrated by the price and margin chart. This was particularly true in the depleting businesses of the upstream. The value of the choices made here are shown in the next couple of slides.

We are excited by the results of the significant work and strategic investments made since 2017 to reshape our portfolio into one of the most price competitive in the industry, generating strong returns in a variety of price environments.

The chart on the left, similar to the one used on Investor Day, shows the Brent price needed for upstream resource investments made in 2020 to generate a 10 percent return. As you can see, more than 90 percent of the investments require Brent price at or below $35 a barrel. On the right are the anticipated cash flows resulting from the projects retained in our 2020 investment program, for this year and in 2025.

As you can see, the investments we made in 2020 are making a significant contribution, now and into the future. This is particularly true in the Permian, shown on the next slide.

Last year we reduced Permian CapEx by about 35 percent but maintained a level of investment to support our technology efforts and drive improvements. This work contributed to an additional 100,000 oil-equivalent barrels per day in 2020 versus 2019 and an increase of 60,000 barrels per day in the first quarter of this year versus first quarter last year.

This work also drove significant progress across a number of variables as shown on the left. Higher well productivity and lower costs resulted in positive free cash flow in the fourth quarter of last year which will continue through 2021.

In addition, with the Poker Lake processing facilities online and pipelines commissioned, we can ensure production is delivered to the highest value outlet at the lowest cost.

Hopefully these last two charts help illustrate the importance of striking the right capital allocation balance to preserve longer-term value, particularly in trying times. Our first quarter results help demonstrate this. We maintained our strong dividend, generated strong cash flow, delivered further cost reductions, remained flexible and disciplined in our capital spend, delivered excellent safety, environmental, and reliability performance, and advanced solutions for a lower carbon economy.

As we progress through this year, we’ll maintain our capital priorities and a balanced approach. Our planned capital range for 2021 remains $16 to $19 billion with the out years at $20 to $25 billion. If markets take an unexpected downturn, we have the flexibility to adjust. If margins and prices stay higher than planned, we’ll deleverage faster, rebuilding the balance sheet.

As the price and margin chart I reviewed earlier demonstrated, things can change quickly. A strong balance sheet remains a critical advantage in a capital-intensive commodity business. It also provides an important foundation for managing an uncertain future and the transition of the energy sector, which I’ll turn to next.

I’ll start by restating our strategy and addressing the risks of climate change in the energy transition, a strategy based on four pillars we’ve had in place for many years. It begins with mitigating emissions in our operations, which has been a focus for decades.

Versus 2016, 2020 GHG emissions are down 11 percent. We met the methane and flaring reductions we committed to in 2018 and established aggressive emission reduction plans through 2025, putting us on a trajectory consistent with the goals of the Paris Agreement. We are committed to providing products to help customers reduce their emissions. Across the globe we’re helping economies decarbonize by providing natural gas for power generation, reducing emissions by more than half versus coal.

Our chemical products reduce vehicle weight, lowering transportation emissions, and preserve shelf life of food, reducing waste and agricultural emissions. Our fuels and lube products improve efficiency, also helping to reduce emissions.

We’re also proactively engaging on climate policy. We’ve demonstrated this through our support for the Paris Agreement, an economy-wide price on carbon, consistent regulations to reduce methane emissions, and frameworks to support investment in carbon abatement.

And finally, we’re focusing on developing and deploying scalable technology solutions that are needed to reduce emissions on a larger scale. We’re focusing on the hard-to-decarbonize sectors of power generation, heavy-duty transport, and industrial manufacturing. We’ve launched our Low Carbon Solutions business to commercialize technologies and accelerate large-scale emission reductions in these areas.

Since 2000 we’ve invested more than $10 billion in lower emissions technologies and have plans to invest an additional $3 billion by 2025. Our initial emphasis is on carbon capture and storage, or CCS, a technology critical to achieving the goals of the Paris Agreement. I expect the magnitude of investments to grow as we work with industry, governments, and communities to advance attractive project concepts that also generate shareholder value.

Having said this, it’s important to keep the current level of planned investments in perspective. When you compare the investment levels of our upstream, downstream, and chemical businesses with the size of their markets, our spend represents less than .3 percent of the total addressable market. When you do the same for our planned investments in CCS, they represent over 3 percent of the total addressable market, more than ten times the level of investments in our traditional businesses.

We think this is reasonable given the early stage of this market’s development. With our industry-leading position and decades of experience in CCS, we’re well-positioned to successfully compete in this growing and potentially large future market.

As we’ve tried to illustrate in this chart, today we’re the global leader in capturing CO2. In fact, we’ve captured more anthropogenic CO2 than anyone in the world. We have an interest in over one-fifth of the world’s CCS capacity and significant holdings in CO2 pipelines.

Grassroots, large-scale CCS projects leverage our competitive advantages in technology and project management as well as decades of experience bringing new ventures to market. This is important, particularly for this potentially fast growing, large market, and it’s why we launched the Low Carbon Solutions business, which is evaluating and advancing plans for more than 20 new CCS opportunities around the world.

Last week we introduced the concept of a multi-industry CCS hub to capture and store CO2 emissions from the heavy industry around the Houston Ship Channel. We think a carbon capture innovation zone, similar to an enterprise zone where incentives and policies are designed to encourage economic growth, is a smart way to advance this idea. It would help bring together government incentives and private sector investment along with new policies and regulations that would encourage innovation.

Houston is an ideal location for a major project. The plants along the heavily industrialized Ship Channel represent some of the hardest sectors to decarbonize. They’re also relatively close together, providing project scale and reducing unit cost.

Houston’s proximity to the Gulf of Mexico also provides direct access to suitable storage locations. The U.S. Department of Energy estimates the geology beneath the seafloor has the capacity to safely store all the CO2 that the entire country currently produces for the next 100 years.

As currently envisioned, the project could capture 50 million metric tons of CO2 per year by 2030 and twice that by 2040. This would put Houston well on its way to reaching its goal of becoming carbon neutral by 2050.

This concept will need support from many different parties, both private and public. Regulatory and legal support at all levels of government will be crucial for establishing incentives and attracting investment. The federal government already provides some carbon reduction incentives such as tax credits for electric vehicle, wind, solar, and CCS. Enhancing these credits or establishing a market price on carbon emissions, combined with appropriate rules and oversight, would accelerate solutions.

We’ve long talked about the importance of innovation. This multi-user hub concept is just one example of how we’re looking to take on large, complex challenges and find solutions to help meet society’s demand for a lower carbon future. This can play an important role in positioning the company to deliver long-term shareholder value.

The first quarter results clearly show that we’re on the right path and well-positioned for a continued market recovery. We will remain flexible while focusing on disciplined investing and high-return, competitively-advantaged projects. This will provide the foundation for strong cash flows, a strong dividend, and a strong balance sheet.

We will remain relentless in structurally reducing costs by fully leveraging our new organization. We will continue to deliver industry-leading safety and reliability performance, meet our emission reduction plans, and help society transition to a lower carbon future, and we will do all this to grow shareholder value.

I look forward to taking your questions.

STEPHEN LITTLETON: Thank you for your comments, Darren. We’ll now be more than happy to take any questions you might have. Operator, please open up the lines for questions.

HOST: Thank you, Mr. Woods and Mr. Littleton. The question and answer session will be conducted electronically. If you’d like to ask a question, please do so by pressing the star key followed by the digit “1” on your touch tone telephone. We request that you limit your questions to one initial with one follow-up so that we may take as many questions as possible.

We’ll take our first question from the line of Analyst 1.

Analyst 1: Morning. Thanks for taking my questions.

STEPHEN LITTLETON: Morning, Analyst 1.

DARREN WOODS: Morning, Analyst 1.

Analyst 1: Hey, congrats on the strong results. Good to see some of the cost reductions and growth investments really paying dividends here in 2021.

My first question is actually building on some of the last points you were making, Darren, on carbon reduction efforts in the Houston hub specifically. I think it’s a very interesting concept, has a lot of potential.

I was wondering if you could elaborate from a policy standpoint. What types of things are needed or policies need to be put in place in order to bring these types of projects to fruition, and then are there other parts within your portfolio globally where there are already policies in place to make these types of investments viable today?

DARREN WOODS: Sure. Thanks, Analyst 1. So as I mentioned in my prepared remarks, you know, what we’re looking at doing in this space in reducing CO2 across economies is really establishing a new business, one that today doesn’t have clear market drivers. And the governments have demonstrated in other industries, when they’re looking to reduce CO2, they provide stimulus to catalyze advancements of new technology.

I think the big difference with what we’re talking about here versus some of the other initiatives that the government has supported is there’s not an existing business or market that provides some level of financial incentives. And so I think the work that has to be done with the government is aligning on the incentives to drive investments across industries to drop and lower the CO2 price.

And we think we can do that and do it at a very attractive rate of return at much lower prices than what the government’s currently spending to reduce CO2. And if you recall from our Investor Day, we had a chart that showed the cost associated with reducing CO2 through carbon capture and compared that to the cost of CO2 removal through other mechanisms, and we have the opportunity to reduce significant levels of CO2 at a much lower cost than current policy. So that’ll be an important part, policy to drive incentives.

You’ll need policies and frameworks to support the legal regime for storing CO2. We’ll need permitting to put the facilities in place and run the pipelines.

You’ll need some frameworks to support the storage and access to the storage offshore. So there’s a number of areas that will need to be addressed. And then obviously we’ll have to work with the industries involved here and work with them collaboratively to bring the C02 in and then also, of course, the communities it will be operating in, we’ll have to work with them. And we think that’s all possible.

If you think about the work we do around the world in establishing new ventures, bringing new ventures to market, this is very consistent with our experience base. I’ll just point to Guyana where essentially we have started from grassroots a brand-new oil and gas industry and working very closely with the government and community there in Guyana. So we’ve got experience in this space. We’ve got experience working in collaboration with other industry partners and experience working with governments to bring these complicated things together at scale and make a significant contribution.

Analyst 1: Great. That makes a lot of sense. My second question is just on the cost reduction. So you realized $3 billion last year, and if you look at the slide deck in the first quarter rate, you’re down about a billion in the first quarter of ‘21 versus the first quarter of last year. So, annualized, a $4 billion reduction so far.

You mentioned in your prepared remarks that you expect the reductions to increase as you move through this year, and I know you have a longer-term target of $3 billion incremental cost reductions.

My question specifically, though, is how should we think about the cadence of these cost reductions flowing through for the balance of this year and over the next two years? And as you’ve embarked on these restructuring initiatives, have you found opportunities that might allow you to exceed this target over time, the $6 billion total target?

DARREN WOODS: Yeah, sure. I guess let me just maybe start with where you ended and with respect to the $6 billion. And I just want to make the point, it’s not a target. It’s not something that we’ve laid out and asked the organization to figure out how they achieve it. It’s actually part of the plans that we’ve built.

And so the organization has a clear line of sight to the reductions and there’s — they’ve built that into the plans. We’re, you know, stewarding the businesses every month versus those plans. And so we feel very good about what we’ve identified and the work that we have going on, and the first quarter demonstrates that we are continuing to achieve the reductions.

I would not take the first quarter results and try to, you know, multiply those and move them out. I think you’re going to see things move with activities as you go through the year, but my expectation is the theme that you’re seeing with these reductions will continue and we will — we’re on track to deliver the $6 billion by the end of 2023.

I guess the final point I would make here, Analyst 1, is, my expectation, as we’ve been working our way through this and translating those plans into action, is we’ll find more opportunities. And I would expect that we’ll beat, meet the target, the plans that we’ve put out there.

We’ve got work going on now that kind of goes across the corporation. I mentioned the fact that we have structurally changed the way we run our businesses. That change has now aligned each of the sectors in terms of how we’re organized and a lot of the processes that were used to execute the business.

That gives us an opportunity to take advantage of this consistency and processes and execution and find additional efficiencies and synergies, and that work’s underway which we’ll continue to develop as we move through this year, and I suspect we’ll have more to talk about as we finalize our plans for the year at the back end and into next year’s Investor Day.

So I am real optimistic that the groundwork that we’ve laid since 2017 in looking at the businesses and how we reorganize are paying dividends today and are going to continue to pay dividends well into the future.

STEPHEN LITTLETON: I guess, Darren —

Analyst 1: Great.

STEPHEN LITTLETON: — I would add, the other piece that we’re seeing, Analyst 1, is as we’ve invested in technology, that’s starting to see its benefits in terms of reducing our overall cost structure with the advent of technology and IT investments.

Analyst 1: Makes a lot of sense. Thanks so much.

DARREN WOODS: You bet. Thank you for your question.

HOST: Next question will be from Analyst 2

Analyst 2: Hello. Good morning.

DARREN WOODS: Good morning, Analyst 2.

Analyst 2: Hope you can hear me okay because I think the storms here in Houston are affecting my connection a little bit, so apologies if I —

STEPHEN LITTLETON: You’re loud and clear, Analyst 2.

Analyst 2: — break up.

Darren, great performance this quarter from the chemicals business. I know lot of issues with storms, everything like that, some crazy moves in the pricing. I was just curious, do you think the chemicals business has in a sense hit a reset here and this — I don’t want to say Q1 performance continues, but, you know, much better than let’s say the last six to eight quarters in this business?

And as you think about that, is it, you know, mostly demand? Is it a, you know, pricing performance? We hear a lot of talk about inflation across the industry, across industries, I should say. So I’m just curious what all we should think about with chemicals.

DARREN WOODS: Sure. And thanks for the question, Analyst 2. I would say first quarter performance in chemicals first and foremost reflects that organization’s focus on running their operations reliably and safely and, you know, a lot of hard work to make sure that the integrity of the operations and the reliability of those operations are maintained.

And we did a lot of work over last year, and I think moving into the first quarter that focus has really helped our manufacturing facilities deal with the freeze and recover very rapidly from that. So, real proud of that effort. Wasn’t easy, but that organization really delivered.

I think the other thing it demonstrates is the focus that they’ve had for several years on growing their high-performance products. And, you know, we knew that the demand for chemicals has been consistently strong and has been growing in excess of GDP growth around the world, and that fundamental we think will continue for some time since chemical plays such an important role in people’s modern life and the conveniences of modern life and actually the critical importance of some of the products that chemicals make.

Of course, so the big challenge here, though, is as supply comes on in fairly large chunks with different plants, that tends to result in supply and demand imbalances and lower margins. And of course, we saw that last year. And frankly, going into this year, we kind of anticipated a lot of capacity coming on which would squeeze the margins and make for a challenging year.

I think what we’ve seen is with the impact of last year and the pullback in spending that was required due to the pandemic and then probably exacerbated by the Texas storm here with all the capacity in the Gulf Coast area, that supply has gotten pretty tight as demand has continued to move. And then with the economic recovery and the rebound that we’re seeing, that’s put some more demand into the system.

So I think the first quarter reflects, you know, good operations, good performance, good focus on growing our high-performance products and some, you know, really helpful market conditions from a supply and demand standpoint.

My expectation as you move forward is we’ll see some of that supply come back on in the recovery from the ice storms and some of this new capacity that was deferred will start to make its way back into the market, and that will help probably ease some of the tightness. But our expectation is we’ll continue to see a pretty good market here this year for the chemical business.

Analyst 2: Great. Thanks on that. And then my other question, balance sheet. Obviously you made the debt repayments this quarter, commentary about excess cash will go towards debt repayments. Don’t expect you to fix the balance sheet in one year, but kind of reaffirm for us where you’d like to take the balance sheet over time, above and beyond just understand you want to sustain the dividend, but, you know, like what’s the right way to think about, you know, whether it’s debt-to-EBITDA or a debt-to-cap number, you know, something along those lines.

DARREN WOODS: Yeah. Well, you know, as we’ve said with our capital allocation priorities, it’s three legs to that stool, so to speak. And obviously really important for the foundation of success for the future is, you know, investing in the right projects. Particularly in the upstream with the depletion nature of that business, we’ve got to find industry-advantaged investment opportunities; in the chemical business, making sure that we’re investing in the high-performance products to meet the demand, the growing demand that we’re seeing around the world; and then in the downstream, investing in strategic sites to high grade their production and make sure that the production is in line with the demand in the marketplace.

And so that’s a critical element, and that’s something that we stayed focused on as we went through 2020, making sure that we didn’t compromise the value of that particular capital allocation priority.

The dividend obviously a critical part of that, and sustaining that dividend was a commitment that we’ve had for a long, long time, and we stay committed to that. So that’s obviously going to be an important factor going forward.

And then the balance sheet is making sure that we maintain the capacity to ride through the commodities cycles and not compromise those first two priorities that I talked to you about. And that’s what we did in 2020. Obviously the pandemic was a very unusual year, much — much deeper than any typical commodities cycle, so we had to lean harder on that than we normally would.

We’re very committed now to making sure that we rebuild that in anticipation of future commodity cycles. I think what we said during the Investor Day was, you know, we’re going to shoot for something between 20 and 25 percent debt to capital, and that still feels like a reasonable place to be and we’ll work our way towards that as we go through this year and probably into next, obviously depending upon the price and margin environment that we find ourselves in.

Analyst 2: Great. Thank you.

DARREN WOODS: You bet. Thank you, Analyst 2.

STEPHEN LITTLETON: Thank you, Analyst 2.

HOST: And next we’ll go to Analyst 3

Analyst 3: Hi. Good morning, everyone. Thanks for taking our questions.

DARREN WOODS: Good morning, Analyst 3.

STEPHEN LITTLETON: Good morning, Analyst 3.

Analyst 3: Good morning. The first question that we have is on the balance sheet, and we’re just maybe looking for a little update here. Based on what you’re seeing so far on the macro and with your own operations, is there any update to the $45 to $50 breakeven for 2021 to cover CapEx and maintain the dividend? I know chem’s margins, they’ve dramatically improved. Downstream margins, they’re still kind of below the ten-year band.

DARREN WOODS: Yeah. So if you remember how we did that breakeven is we made some assumptions about kind of low end of chemical and downstream margins and then average chemical margins and downstream margins going forward and recognizing that, you know, that wasn’t necessarily forecast, it was just one way to characterize it.

And the important point we were trying to make and I think we’ve made historically is as you’ll look at our breakevens, you can’t just focus on the crude price, that we’ve got significant businesses in both the downstream and chemicals that obviously impact that.

I would say we haven’t tried to update that number. I think what we tried to do with the Investor Day is just give you and others the confidence that with our portfolio and the plans that we had, we were robust to a very wide range of prices. The fact that the chemical margins are as good as they are today says that that breakeven has come down. But frankly, we’re not really sharpening our pencils anymore on that because we’ve got a plan and the foundations of that plan haven’t changed.

I just think we feel better about the position that we’re in today given where the market’s at. We’ll take advantage of it while it’s here, but I would tell you that our plans aren’t based on those sustaining themselves. And as I said, we’ll pay down the debt and deleverage faster given the help that we’re getting from the market right now. That just put us in a stronger position for the future.

Analyst 3: Okay. Figured I’d give it a shot. My second question is on CapEx. So for the ‘21 budget, Q1 was in line with your plan. You reiterated the 16 to 19 billion for the year.

I’m not sure if I missed it somewhere, but are you still targeting the lower half of the range given what you’re seeing on the macro and performance? For example, in the Permian you slightly raised your production guidance, only slightly, but is that based on the same level activity that you originally forecasted? Are you going faster than expected?

We saw in the slide you cited the performance improvement, but some of those performance improvements would indicate that you are going faster, so you could be doing more activity. So just wanted an update on if you’re still thinking about the lower half for the year.

DARREN WOODS: Yeah, so I think, you know, the guidance that we gave was 16 to 19 billion. And as I said in my prepared remarks, that has not changed. And what I said during the Investor Day is that I expect to be in the lower end of that range, and that expectation remains today. They’re not necessarily targets. It’s — you know, we have a plan that the business is executing, and that plan includes a spend level. That spend level has not changed.

What we’re seeing in the Permian and the point that I tried to make in the slide in the prepared remark is what’s changed really is the progress at the improvements that that business is making. And what the chart shows you, I think, is really, really impressive performance stuff that we had talked about and believed and reorganizing and better leveraging our technologies, better leveraging the competencies of the entire organization in this very important resource that we would see significant improvements with time. I think I’ve been talking about that now for several years, and what that organization is demonstrating is indeed they are making improvements and making that at a faster rate than we had planned.

And so that update with the production is a function of that performance improvement. We have not increased the capital allocation to that business. They’re basically running at their planned spend. And obviously that is — that plan, you know, is across the full year, and that number will be — will change over the year based on their plan.

Analyst 3: Great. Thank you. Very helpful.

DARREN WOODS: Sure. Thank you, Analyst 3.

HOST: Next we’ll go to Analyst 4.

Analyst 4: Yes. Hi. Good morning, Darren.

DARREN WOODS: Morning, Analyst 4.

Analyst 4: My first question is a bit of a follow-up on the capital spending. You know, obviously the run rate in the first quarter was very low and you’re expecting the full year to be towards the lower end of the range, so call it, you know, 16 to 17 billion. You have the 20 to 25 billion target out there for the long term, which would obviously be still a pretty big step up from, say, 16 to 17 billion.

So just more intermediate term as we think out to, say, 2022, should we think of the spending being more gradual in terms of the ramp back up, in terms of getting to the 20 to 25 long term? Just any color there would be helpful. Thank you.

DARREN WOODS: Sure. No, I think what’s important, so we’ve put the plan out, our plan. We’ve got plans through 2025 with specific numbers. We’re not managing the business to ranges. We have plans. And those ranges, frankly, reflect the recognition that this is — we’ve got a big business, a lot of variables impacting our projects. Things are going to move, and we can’t, you know, precisely call exactly when things will occur, but we’ve got a pretty good basis for that and that’s the plan.

And that range that we’re showing reflects what I would say is, you know, how all these pieces tend to kind of come together and manifest themselves in any one quarter or year. And so that range gives us, you know, I think, the right kind of flexibility to make sure that what we’re talking to you about reflects some of that inherent variability in the plan. So we’re not kind of wondering which end of that range we’ll be at. We’ve got plans within that range, and what I said continues to be the case, that we’re focused on delivering on those plans.

I think the way to think about the spending is, you know, recognize we put these plans together and reviewed them initially with the board in October and finalized them in November and then very quickly came out with a release that talked about that. If you think about the October time frame and where prices were at, reflect on the chart that I showed you, there was, you know, uncertainty as to exactly how the future would manifest itself. We knew that, you know, recovery would come just based on some of those underlying fundamentals, but really difficult to call.

So our plans basically were more back-end loaded. And so what you’re seeing in the first quarter is a reflection of the recognition that while things would recover, that we may still have some very challenging times here in the first quarter and into the second quarter, so making sure that we were building plans that comprehended that and anticipated that and would be robust to that.

And so that’s kind of how we built it and why the numbers that you see in the first quarter are lower than maybe what would be a ratable run rate is because we had anticipated, you know, a probably more challenging environment than certainly that we’re seeing today. So that will ramp up.

I think the other point I’d make, Analyst 4, is just, you know, the point I made about our pace projects and the good work that our project organization did in thinking through, given a portfolio of very attractive, high-return projects.

And as I said, we tested all those informed by what we were seeing with the pandemic, tested whether or not they were going to generate the returns and bring the value that we had expected, and all of them continue to look attractive.

And so we wanted to make sure that in the short term we conserved spend to respond to the challenges of the pandemic but make sure that we didn’t compromise that longer-term value. And that was the real challenge of last year, and the plans that we laid out reflect that.

And so as you move forward in the back half of this year and into next year, what you’re seeing is some of those projects, you know, resuming activities on those projects and seeing that spend go up. And so that’s, I think, how I would suggest you think about that is feathering in those projects in a very managed way, that our projects organization is working very closely with our partners and contractors to make sure that we bring those things back online and get that work going in a very efficient and effective manner.

Analyst 4: Okay. Got it. Thank you.

DARREN WOODS: You’re welcome.

Analyst 4: My second question would just be coming back to the Gulf Coast carbon capture opportunity. I’m frequently getting asked for ExxonMobil whether this would be more of just an opportunity to reduce your own GHG emissions, or is it something where it can be a third-party business that’s actually a long-term earnings driver for the company. So I’m curious how you would answer that.

DARREN WOODS: I’d say yes. I think, you know, that project has opportunities to do both. If you — again, what we — what we’ve been talking about for some time, and I think, you know, if I go back a year ago, the litmus test with respect to whether or not a company was focused on managing the risk of climate change and positioned for an energy transition was whether or not you were investing in solar and wind.

Frankly, I’ve been very encouraged of how quickly that conversation has evolved and the recognition that there remains a significant challenge, above and beyond the role that wind and solar and electric vehicles will play, which they will play an important role, but above and beyond that, how do you decarbonize some of these very difficult-to-decarbonize sectors and do it in a way that is efficient and the lowest cost to society.

And so that’s the work that certainly we’ve been talking about for some time and the work that we’ve been investing in with respect to technologies to bring down the cost of the technologies that we believe will be required to achieve that. That’s the venture that we launched in 2018, our carbon capture venture, to start looking at how we could commercialize some of that technology and start looking for opportunities around the world.

So all that was happening with this view of what I would say is a business opportunity to meet an evolving demand of society, which is reduction in CO2. And the way we’re thinking about that, that’s a new business. That’s a new demand that society, I think, has a strong desire for.

And so we’re at the early stages of a new business, and what we’ve put out there is the opportunity to leverage the skills that we have, the competencies that we’ve developed over decades, the experience that we have in bringing new ventures to market, working with governments and leveraging our own capabilities, and this Houston Ship Channel represents exactly that.

And, you know, we’d be working with a number of companies and industries there, so collaborating with others, working with the government, and our own facilities would be involved in that. So I think it’s kind of a mix of all those things that you brought up, Analyst 4. It’s an opportunity to reduce our own emissions, an opportunity for others to contribute at scale and a cost-effective way to reduce their emissions. And then again, potentially, there is a emerging market for CO2 reduction credits and may be a way to meet that market demand as well.

And so I think it’s early to, you know, to take a real sharp pencil and lay all that out, but we think the fundamentals are there and just becomes — comes down to then working with the relevant parties to shape the policies and the frameworks and the constructs of that project to take advantage of that, of those emerging fundamentals.

STEPHEN LITTLETON: And, Analyst 4, I guess I’d add —

Analyst 4: Understood. Thank you.

Yeah, go ahead.

STEPHEN LITTLETON: I’d add also, what you’re also seeing is policies being established in other parts of the world, where you look at Europe, over in Asia-Pacific region, that are interested in doing similar type of efforts of decarbonizing these hard-to-decarbonize sectors of the industry.

Analyst 4: Thank you. I appreciate it. Look forward to hearing more. Thanks.

DARREN WOODS: Thank you, Analyst 4.

HOST: Next we’ll go to Analyst 5.

Analyst 5: Good morning. Good morning, guys. Good morning, Darren.

DARREN WOODS: Good morning, Analyst 5.

Analyst 5: I also have two questions if that’s okay.

DARREN WOODS: Sure.

Analyst 5: Darren, when you led the analyst day, I think you talked about or Neil had talked about something around 250,000 barrels of oil-equivalent of disposal impacts in your five-year plan. I realize you’ve got the U.K. away now, but can you bring us up to date in this, I guess, stronger oil price environment whether the pace is picking up and how you see that playing out?

DARREN WOODS: Sure, Analyst 5. Thanks for the question. What I’d say is, you know, we laid that plan out quite some time ago. Neil talked about the work we’d been doing in assessing the portfolio and upgrading that portfolio. And obviously, too, a couple levers to that.

One lever is clearly the additional investments in bringing in, you know, more profitable, lower-cost production opportunities and then working on some of the tail items of our portfolio to see if others put a higher value on them, particularly given how rich the new opportunities were for us.

And so that portfolio of opportunities remains. We’ve been out, you know, actively marketing a number of those. And as you can imagine, last year really slowed that pace down just because of the number of buyers and I’d say the range of uncertainty with where the future was going.

The way I’d characterize it today is we’re continuing that activity on those assets, and I’d say the work that we did in 2020 puts us in a really good position this year. We did not compromise the value that we expected to achieve, and that slowed things down. But I think as we go into this year, there’s a different view that’s being taken on the future and the horizon and the price environment which is generating more interest.

And so the way I’d characterize it right now, same set of assets, a lot more interest and discussions happening, and we’ll see if we can find, you know, the right buyer and settle on a value that’s kind of a win-win proposition. And that work goes on, and I’m optimistic that we’ll see that accelerate a bit, but it’ll be accelerated based on a lot of work that’s already happened and will continue to happen.

Analyst 5: Great. I appreciate that. My follow-up is really more of a kind of philosophical question, Darren. I guess a year ago your yield was getting up there to a very, you could say, uncompetitive level in terms of if you ever wanted to do anything with your equity. This is obviously a consolidation question.

You’ve got a fantastic organic portfolio, and some of your peers are now kind of struggling with their investment cases, you could argue, meaning growth is off the table for investors, at least. So when you wrap all that together. I’m just wondering, how does Exxon think about participating or not in consolidation, whether it be Permian or whether it be international?

DARREN WOODS: Well, I would say, you point out, we have a very strong organic portfolio, and so I think that gives us a lot of flexibility where we don’t — we aren’t in a position where we have to go out and transact and look at acquisitions or mergers.

But I would also tell you that at the end of the day we’re very focused on, you know, maximizing our growth and shareholder value, and so keeping, you know, kind of a firm eye on the opportunity set. And if things develop, if market conditions, you know, drive an opportunity that would be accretive and consistent with the existing portfolio and the capital allocation priorities that we’ve talked about, then that would certainly be an opportunity we’d look at.

I don’t think we’d take anything off the table when it comes to thinking about the future and how we might leverage our capacities and then if we find somebody where we can find some synergies with their capabilities and ours and to take advantage of that and, you know, together grow value at a rate faster than we can organically.

I’ll come back to and finish on the point that I started with, is we — you know, the portfolio that we’ve got is pretty attractive. It’s going to — whatever we do is going to have to compete with that attractive portfolio. We feel real good about that. We’ll keep an eye open, but it’s nice not to be in a position where we have to do something.

Analyst 5: Okay. Thanks for taking my questions.

DARREN WOODS: Sure. Thank you, Analyst 5.

STEPHEN LITTLETON: Thank you, Analyst 5. Operator, we probably have time for one more call, one more set of questions.

HOST: All right. Excellent. We’ll take our last question, then, from Analyst 6

Analyst 6: Good morning, guys. And, Darren, thanks for coming on these calls. I know investors value the transparency, and hopefully you can keep this up regularly, not just once a year.

I guess my first question is just on the board changes. Exxon has announced some changes to board representation. You’re obviously in the middle of a proxy contest going into the shareholder meeting.

Can you just talk about from your perspective, Darren, why you think that the current set of boards — the current board best represents the interest of shareholders and some of the changes that you made and what these changes are able to deliver for the shareholder.

DARREN WOODS: Good morning, Analyst 6. And I’d just start by pointing out this is the second time this year I’ve been on the call, so I’ve doubled from your once, once a year.

Analyst 6: Exactly.

DARREN WOODS: With respect, I think, to the board and how we think about that, first comment I would make is, you know, since I’ve been in this job, been engaging with, you know, shareholders pretty consistently and listening to their perspectives and taking their feedback on, and I think as a result of that you’ve seen quite a bit of change in terms of how we interface with the shareholders and in fact with you and your community. So I think we are responding to the feedback that we get.

I would tell you that every decision that the board has made with new directors, and we’ve brought on six since I came into the chair in 2017, have all been in response to and related to the feedback that we’ve been getting through our shareholders, in terms of the types of competencies and skill sets that they think would benefit our company and managing for the future. And frankly, that continues to be an ongoing dialogue, and we continue to look for what are the capabilities and skills required to successfully manage a business like ours.

If you look at the board we have today and how we — the Board Affairs Committee goes through the processes, I think first you’ve got to recognize, this is a — this is a big business that spans the globe and also spans a number of different industrial sectors, consumer product sectors, very complicated, a lot of challenges across the different countries and across the different businesses. And so really look to make sure that the folks that we bring into the board have the perspective and the experience of managing global businesses, complex businesses, ones that span the globe and ones that have the kind of challenges that we see.

Obviously, if you look at the industry and our company over time, technology and the evolution of technology and how that applies to our business has been a really important part of the value creation that we’ve driven over the years and a really important part in terms of the future and how that evolves. And so technology and understanding of the technology engineering science is an important part of things that we look for in terms of the skills and capabilities of the investors, of our board members.

If you think about the capital intensity of the business and how we are so intimately tied into economic growth and economies around the world and people’s standards of living, directors have had that experience in managing. I think it’s important, and you can see that in some of our directors that have that experience in capital-intensive linked closely to economic activity. So that’s important.

And then I think the third point I would make is understanding of, you know, and experiencing transitioning businesses. And from our perspective it’s not necessarily transitioning an energy company. It’s transitioning, you know, a business with fundamental drivers, how you think about the changes in those fundamental drivers and how you effectively respond to those changes while creating shareholder value. And if you’ll look at the folks that we have on the board, a number of our individuals have really pertinent and relevant experience to managing large corporations successfully through transitions, albeit potentially in different industries.

We also look to bring on industry experience. That, I would tell you, has been a capability and competency that we’ve been working to fill for quite some time. It’s challenging to find someone who has the relevant experience and can relate to all the businesses that we’re in, the scale that we’re in, and the global coverage.

I think we were very lucky last year to engage with Wan Zul after he retired in the middle of 2020, and very pleased that he came on the board and brings some of the experience from Asia, which is obviously a really important region for our company and the fact that that’s where a lot of the growth is happening. So that was a big advantage.

Then the final point I’ll make with respect to some of the new directors that we’ve brought on is thinking about a transition with all the uncertainties associated with it and the challenges, how to best allocate your capital in that space and make sure that, one, that you’re moving the business in the direction consistent with some of those broader trends but doing it in a way that protects shareholder value and generates returns.

And so I think some of the new directors have got some really good — a really good track record in thinking through and doing that and bring some of that additional perspective to many of our existing directors who also have that capital allocation experience. And so I think we’ve got a really experienced board with a lot of complementary skills.

And the final point I would make, which is really, really important is the chemistry of the board, the culture that we have, the willingness for those directors to work collectively, collaboratively, to engage, discuss, debate, I think is absolutely critical. And what we find today is our board meetings, a lot of discussion, a lot of exploring, debating, and all done in a very constructive way, all done focused on, you know, driving, ultimately driving value. And so it’s, I think, a very healthy board that respects one another but is very focused at the same time in driving value, and they’ve been a big part in helping reshape the company and setting us on the path that we’re on now.

Analyst 6: Thanks so much, Darren. The follow-up question is just on Slide 16. As you think about your growth projects, you talked a little bit about Guyana. Can you just flush out more, just how big do you see this asset becoming over time, and what are the next big milestones we should be looking out for?

And you didn’t mention greenfield LNG projects. As you think about those in the queue, where do those stand in terms of the projects that you’d look to move forward over the next five years?

DARREN WOODS: Sure. I would think with Guyana, with respect to the potential of that resource base, it is — you know, we’ve talked about 9 billion oil-equivalent barrels. I would tell you that is the current estimate, and then I would expect it to grow. The recent announcement we made with Uaru-2 confirmed a deeper play, and so I think additional opportunity or suggestive of an additional opportunity in resources that we haven’t fully quantified yet.

So I think it’s a very rich set of opportunities that we’re going to continue to progress. And I wouldn’t look for a big bang, per se. I would look for a continued and steady progression of bringing those opportunities to market. I think we’ve laid out a plan that’s pretty consistent with that, working very closely with the government and the people of Guyana to continue to progress that resource and really bring a lot of economic opportunity to the country and the people of Guyana. And I think we’re beginning to see the benefits of that manifest themselves and we’ll continue to contribute on a ratable basis there.

So I would just say a good, steady drumbeat of improvement as we move through those developments and those projects. I think today we’re talking a potential for seven to ten FPSOs, six projects online by 2027. So, yeah, feel really, really good about what we’re finding in Guyana and a very constructive engagement with the government in terms of those developments.

With respect to LNG, you know, obviously gas is going to continue to play a really important role as economies around the world develop, populations grow, people’s standards of living grow, it’s all going to require power generation, and gas is going to continue to play an important role, in part because it’s a really good substitute for coal and the fact that it’s got much lower emissions obviously and lower particulate. It also has the potential with time to basically be used in making hydrogen, and that could play a role going forward as well. So I think gas is going to continue to be a really important part as societies and economies grow and as we move into a lower carbon future.

LNG — and so in that context, the LNG opportunities remain an important part of the portfolio and we continue to work very closely with the governments around, you know, progressing discussions on how we continue to build on the portfolio that we have and expand those opportunities and do it in a way that both benefits the countries and the communities in those countries but at the same time are attractive to us and compete within our portfolio.

So that work goes on. We’re continuing to have very constructive conversations, and I would expect to see those advance at a pace that’s consistent with those conversations, you know, landing at the right — right frameworks for progressing those projects.

Analyst 6: Thanks, Darren. Congrats on the good quarter.

DARREN WOODS: Thank you, Analyst 6 —

STEPHEN LITTLETON: Thank you, Analyst 6.

DARREN WOODS: — for the call.

STEPHEN LITTLETON: Okay. Thank you, Darren, for participating. And I want to thank the audience for your time and thoughtful questions this morning. We appreciate your interest and the opportunity to highlight our first quarter results. I hope you enjoy the rest of your day. Thank you, and please be safe.

HOST: That concludes today’s conference. We thank everyone again for their participation.

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